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The Boston Beer Company, Inc.

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The Boston Beer Company, Inc.

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THE BOSTON BEER COMPANY, INC.

NOTICE OF THE 2010 ANNUAL MEETING OF STOCKHOLDERS

May 26, 2010

To our Stockholders:

The 2010 Annual Meeting of the Stockholders of THE BOSTON BEER COMPANY, INC. (the “Company”) will be held on Wednesday, May 26, 2010, at 9:00 a.m. at The Brewery located at 30 Germania Street, Boston, Massachusetts, for the following purposes:

1. The election by the holders of the Class A Common Stock of three (3) Class A Directors, each to serve for a term of one (1) year, as more fully described in the accompanying Proxy Statement.

2. The election by the sole holder of the Class B Common Stock of five (5) Class B Directors, each to serve for a term of one (1) year.

3. To consider and act upon any other business which may properly come before the meeting.

The Board of Directors has fixed the close of business on March 29, 2010 as the record date for the meeting. Only stockholders of record on that date are entitled to notice of and to vote at the meeting.

The foregoing items of business are more fully described in the Proxy Statement accompanying this letter.

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, WE URGE YOU TO VOTE YOUR SHARES OVER THE INTERNET OR VIA THE TOLL-FREE NUMBER AS DESCRIBED IN THE ENCLOSED MATERIALS. IF YOU RECEIVED A COPY OF THE PROXY CARD BY MAIL, YOU MAY SIGN, DATE AND MAIL THE PROXY CARD IN THE ENVELOPE PROVIDED.

By order of the Board of Directors

C. James Koch,
Secretary/Clerk

Boston, Massachusetts
April 12, 2010

Important Notice Regarding the Availability of Proxy Materials for the
Annual Meeting of Stockholders to be Held on May 26, 2010

The Notice of Annual Meeting, Proxy Statement and the Annual Report to Stockholders are available on the Internet. If your shares are held in your name, you may access the materials at http://bnymellon.mobular.net/bnymellon/sam. If your shares are held in the name of a bank, broker or other holder of record, you may access the materials at www.proxyvote.com.

NOTICE OF THE 2010 ANNUAL MEETING OF STOCKHOLDERS
PROXY STATEMENT
RECORD DATE AND VOTING SECURITIES
NOMINEES FOR BOARD OF DIRECTORS
CORPORATE GOVERNANCE PRINCIPLES AND BOARD MATTERS
DIRECTOR COMPENSATION DURING FISCAL YEAR ENDED DECEMBER 26, 2009(1)
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
BENEFICIAL OWNERSHIP TABLE
COMPENSATION DISCUSSION AND ANALYSIS

THE BOSTON BEER COMPANY, INC.

PROXY STATEMENT

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of The Boston Beer Company, Inc. (the “Company”) for use at the 2010 Annual Meeting of Stockholders to be held on Wednesday, May 26, 2010, at the time and place set forth in the notice of the meeting, and at any adjournments thereof.

Proxy Materials are Available Electronically

As permitted by the rules of the Securities and Exchange Commission (“SEC”), the Company is making this proxy statement and its annual report available to its stockholders electronically via the Internet. On or about April 12, 2010, the Company mailed to its stockholders a Notice containing instructions on how to access this proxy statement and the Company’s annual report online. Those stockholders who received a Notice by mail will not receive a printed copy of the proxy materials in the mail. Instead, the Notice provides instructions on how to access and review all of the important information contained in the proxy statement and annual report and how stockholders may submit their proxy over the Internet. Stockholders who received a Notice by mail that would like to receive a printed copy of the Company’s proxy materials should follow the instructions for requesting such materials contained in the Notice.

Information about Voting

Stockholders can vote in person at the Annual Meeting or by proxy.

If your shares are held in your name, there are three ways to vote by proxy — by Internet, by toll-free telephone or by mail. If you access the Company’s proxy materials via the Internet, you may vote electronically or by telephone or you may request a proxy card to mail. If you request a printed copy of the Company’s proxy materials, by following the instructions on the proxy card, you can vote by Internet, by toll-free telephone or by signing, dating and mailing the proxy card.

If your shares are held in the name of a bank, broker or other holder of record, you will receive instructions from the holder of record. You must follow the instructions of the holder of record in order for your shares to be voted. Telephone and Internet voting also will be offered to stockholders owning shares through certain banks and brokers. If your shares are not registered in your own name and you plan to vote your shares in person at the Annual Meeting, you must contact your broker or agent to obtain a legal proxy or broker’s proxy card and bring it to the Annual Meeting in order to vote.

Internet and telephone voting facilities for stockholders of record will be available 24 hours a day and will close at 11:59 p.m. (EDT) on May 25, 2010.

If you vote by proxy, the individuals named on the proxy card (your “proxies”) will vote your shares in the manner you indicate. You may specify whether your shares should be voted for or against all, some or none of the nominees for director. If you sign and return the proxy card without indicating your instructions, your shares will be voted FOR the election of the three (3) Class A Director nominees. In addition, if other matters come before the meeting, the persons named in the accompanying proxy and acting thereunder will have discretion to vote on these matters in accordance with their best judgment.

You may revoke or change your proxy at any time before it is exercised by (1) delivering to the Company a signed proxy card with a date later than your previously delivered proxy, (2) voting in person at the Annual Meeting, (3) granting a subsequent proxy through the Internet or telephone, or (4) sending a written revocation to the Company’s Corporate Secretary, Kathleen H. Wade. Your most current proxy card or telephone or Internet proxy is the one that will be counted.

The holders of a majority in interest of the issued and outstanding Class A Common Stock are required to be present in person or to be represented by proxy at the Annual Meeting in order to constitute a quorum for the election of the Class A Directors. The election of each of the nominees for Class A Director, as set forth below in this Proxy Statement in greater detail, will be decided by plurality vote of the holders of Class A Common Stock present in person or represented by proxy at the Annual Meeting. The affirmative vote of the sole holder of the outstanding shares of Class B Common Stock, voting in person or by proxy at the meeting, is required to elect the Class B Directors, also as set forth below in this Proxy Statement in greater detail.

Abstentions are counted as present in determining whether the quorum requirement is satisfied. Abstentions will not be taken into account in determining the outcome of the election of the Class A Directors.

The Company will bear the cost of the solicitation. Officers and regular employees of the Company, without being additionally compensated, may solicit proxies by mail, telephone, telegram, facsimile or personal contact. All reasonable proxy soliciting expenses will be paid by the Company in connection with the solicitation of votes for the Annual Meeting.

The Company’s principal executive offices are located at One Design Center Place, Suite 850, Boston, Massachusetts 02210, telephone number (617) 368-5000.

RECORD DATE AND VOTING SECURITIES

Only stockholders of record at the close of business on March 29, 2010, are entitled to notice of and to vote at the meeting. On that date, the Company had outstanding and entitled to vote 9,967,490 shares of Class A Common Stock, $.01 par value per share, and 4,107,355 shares of Class B Common Stock, $.01 par value per share. Each outstanding share of the Company’s Class A and Class B Common Stock entitles the record holder to one (1) vote on each matter properly brought before the Class.

Items 1 and 2.	ELECTION OF CLASS A AND CLASS B DIRECTORS

Upon the recommendation of the Nominating/Governance Committee, the Board of Directors proposes that the initial number of Directors for the ensuing year be fixed at eight (8), consisting of three (3) Class A Directors to be elected by the holders of the Class A Common Stock for a term of one (1) year, and five (5) Class B Directors to be elected by the sole holder of the Class B Common Stock, also for a term of one (1) year, reserving the right of the sole holder of the Class B Common Stock to increase the number of Class B Directors to up to seven (7) at such time as he deems appropriate and to elect up to two (2) additional Class B Directors accordingly.

It is proposed that the holders of the Class A Common Stock elect each of the three (3) nominees for Class A Director to serve for a term of one (1) year and until his successor is duly elected and qualified or until he sooner dies, resigns or is removed.

It is anticipated that the sole holder of the Class B Common Stock will elect each of the five (5) nominees for Class B Director, also to serve for a term of one (1) year and until his successor is duly elected and qualified or until he sooner dies, resigns or is removed. Three (3) of the five (5) nominees for Class B Directors are either Executive Officers of the Company or immediate family members of such Executive Officers.

The persons named in the accompanying proxy will vote, unless authority is withheld, for the election as Class A Directors of the three (3) nominees named below. In the event that any of the nominees should become unavailable for election, which is not anticipated, the persons named in the accompanying proxy will vote for such substitute nominees as the incumbent Class A Directors, acting pursuant to Section 4.8 of the Company’s By-Laws as a nominating committee, may nominate. As indicated below, none of the nominees for Class A Directors are Executive Officers of the Company or its subsidiaries nor immediate family members of such Executive Officers.

NOMINEES FOR BOARD OF DIRECTORS

Nominees Proposed in Accordance with the Terms of the Articles of Organization, By-Laws of the Company and the Corporate Governance Guidelines.  Set forth below are the nominees for election as Class A and Class B Directors, respectively, for terms ending in 2011 and certain information about each of them. Each nominee is currently a director of the Company and the information below includes the experiences, qualifications, attributes or skills that caused the Board of Directors to determine that the individual should continue to serve as a director of the Company. All nominees have extensive business and senior management experience and together represent a diverse group of individuals with particular skills and experience in those areas the Company considers to be the most critical to its business and prospects, including knowledge of and experience in the alcohol beverage industry, marketing and brand development, operations and supply chain management, finance, sales, and general enterprise management.

Class A Directors:

		Year First	Position With the Company
		Elected	or Principal Occupation
Name of Nominee	Age	a Director	During the Past Five Years

David A. Burwick	48	2005	Mr. Burwick was most recently Senior Vice President and Chief Marketing Officer of PepsiCo — North American Beverages, headquartered in New York, a position he held from April 2008 until September 2009. Before assuming that position, he had been Executive Vice President, Commercial, of PepsiCo International and President of Pepsi-QTG Canada, headquartered in Toronto, from November 2005 to March 2008. Mr. Burwick has also held several positions with Pepsi-Cola North America, including serving as Senior Vice President and Chief Marketing Officer from June 2002 until immediately prior to his move to Pepsi-QTG Canada. Mr. Burwick has extensive experience in marketing consumer product goods and brand development.
Pearson C. Cummin, III	67	1995	Mr. Cummin served as a general partner of Consumer Venture Partners, a Greenwich, Connecticut based venture capital firm, from January 1986 to December 2002. Mr. Cummin currently serves as a Director and as a member of the Audit Committee of Pacific Sunwear of California, Inc., a California-based specialty apparel retailer, and was formerly Chair of its Compensation Committee as well as a member of its Nominating/Governance Committee. Mr. Cummin also currently serves as the Vice Secretary/Treasurer of the American Diabetes Association. He is an experienced investor and a venture capitalist, with extensive experience in finance, public company corporate governance and executive compensation matters.
Jean-Michel Valette	49	2003	Mr. Valette currently serves as an independent advisor to select branded consumer companies. He is Chairman of the Board and a member of the Audit and Nominating/Governance Committees of Peet’s Coffee & Tea, Inc., a California-based specialty coffee company. He also serves as a Director and as a member of the Audit Committee of Select Comfort Corporation, a Minneapolis-based bedding company. Until October 2006, he was also Chairman of Robert Mondavi Winery, a California wine company. Prior to assuming that position, he had served as President and Managing Director of Robert Mondavi Winery from October 2004 to January 2005. From May 2003 through May 2006, Mr. Valette served as a Class B Director of the Company. Mr. Valette has extensive experience in management, public company corporate governance, strategic planning and finance, as well as in the alcohol beverage industry.

Class B Directors:

		Year First	Position With the Company
		Elected	or Principal Occupation
Name of Nominee	Age	a Director	During the Past Five Years

C. James Koch	60	1995	Mr. Koch founded the Company in 1984 and currently serves as the Chairman and Secretary/Clerk of the Company. Until January 2001, Mr. Koch also served as the Company’s Chief Executive Officer. He is a member of the Board of Directors of the Brewers Association, which represents craft brewers in the U.S. Prior to starting the Company, he had worked as a consultant for an international consulting firm, with a focus on manufacturing. His 25 years at the helm of the Company, during which it grew from a small start-up company to its current position, is a testament to his skill in brewing, strategy, brand development and industry leadership.
Charles J. Koch	87	1995	Mr. Koch is the father of founder C. James Koch. In 1989, Mr. Koch retired as founder and co-owner of Chemicals, Inc., a distributor of brewing and industrial chemicals in southwestern Ohio, a business that he had established and managed for over 30 years. Prior to that, Mr. Koch had been a brewmaster for several years. He also holds a degree in brewing from the Siebel Institute of Technology.
Jay Margolis	61	2006	Mr. Margolis is currently an independent investor. He serves as a Director of Burlington Coat Factory Warehouse Corporation, a privately-held company headquartered in Burlington, New Jersey, as well as a Director of Godiva Chocolatier Inc., a privately held, high-end specialty chocolate manufacturer and retailer, with its North American headquarters located in New York, NY. From October 2005 through July 2007, Mr. Margolis served as the President and CEO of the Apparel Group of Limited Brands located in Ohio. Before assuming that position, he had been President and Chief Operating Officer of Massachusetts-based Reebok, Inc. since 2001, where he also served as a Director. Prior to that he served on the boards and as an executive officer of other well-known clothing brands. Mr. Margolis has significant knowledge of retailing of consumer product goods, merchandising, consumer insights, strategic planning and public company corporate governance.

		Year First	Position With the Company
		Elected	or Principal Occupation
Name of Nominee	Age	a Director	During the Past Five Years

Martin F. Roper	47	1999	Mr. Roper is the President and Chief Executive Officer of the Company, a position he had held since January 2001. Mr. Roper joined the Company as Vice President of Manufacturing and Business Development in September 1994, became the Chief Operating Officer in April 1997 and became President and Chief Operating Officer in December 1999. In November 2007, Mr. Roper joined the Board of Directors of Lumber Liquidators, Inc., a Virginia-based hardwood flooring retailer and is Chair of its Compensation Committee and a member of its Audit Committee. Mr. Roper holds a masters degree in manufacturing, as well as an advanced degree in business management. Prior to joining the Company, he worked as a strategy consultant and led small manufacturing companies in turn-around situations. His experience, both prior to and since joining the Company, provides strength in operations, strategy, finance, public company corporate governance and general management.
Gregg A. Tanner	53	2007	Mr. Tanner is currently Executive Vice President and Chief Supply Chain Officer of Dean Foods Company of Dallas, TX, a position he has held since November 2007. From July 2006 through October 2007, Mr. Tanner was Senior Vice President of Global Operations for The Hershey Company of Hershey, PA. He was with ConAgra Foods of Omaha, NE from September 2001 through July 2005, holding the position of Senior Vice President, Retail Supply Chain from June 2002 through July 2005. Prior to that, Mr. Tanner held positions of increasing responsibility at the Quaker Oats Company and Ralston Purina Company. Mr. Tanner has over 30 years of operations and supply chain management experience in the food and beverage industry.

CORPORATE GOVERNANCE PRINCIPLES AND BOARD MATTERS

The Company is committed to having sound corporate governance principles. The Company’s Code of Business Conduct and Ethics, which applies to the Company’s directors, officers and employees, the Company’s Corporate Governance Guidelines and the charters of the Audit, Compensation and Nominating/Governance Committees are available on the Company’s website, www.bostonbeer.com/CorporateGovernance, and are also available in print to any stockholder who requests them. Such requests should be directed to the Investor Relations Department, The Boston Beer Company, Inc., One Design Center Place, Suite 850, Boston, MA 02210.

Board Independence

The Board has determined that all of the Class A directors standing for election, namely, Messrs. Burwick, Cummin and Valette, and two (2) of the Class B directors standing for election, namely, Messrs. Margolis and Tanner, together constituting a majority of the Board of Directors, have no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company) and are independent as determined in accordance with the director independence standards of the New York Stock Exchange (“NYSE”) and the SEC. In addition, the Board has determined that each member of the Audit, Compensation and Nominating/Governance Committees has no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company) and is independent as determined under the NYSE and SEC director independence standards.

Board Leadership Structure

Since 2001, the Company has separated the roles of Chief Executive Officer and Chairman. The Company believes that this strengthens the Company by allowing the Chief Executive Officer to focus on day-to-day management of the business and the Chairman to focus on leadership of the Board of Directors, issues of beer quality and innovation, and overall brand strategy and awareness. The Chairman continues to be active in the Company’s business, but with more focus in critical areas of the business and outreach, including participation in industry trade associations and promotion of the business. Both participate fully in deliberations of the Board of Directors.

Those non-management directors who are independent regularly meet in scheduled executive sessions without management, with a portion of the session with the Chairman of the Board and another portion without the Chairman. The Chair of the Board’s Nominating/Governance Committee leads these sessions and at the conclusion of each executive sessions reports back to the Chairman and the Chief Executive Officer on the executive session discussions. The independent non-management directors met formally in executive session five (5) times during the Company’s 2009 fiscal year.

Board Meetings and Structure; Committee Composition

During the Company’s 2009 fiscal year, there were five (5) regular meetings of the Board of Directors of the Company. All of the Directors attended, either in person or by telephone, all or a portion of all board meetings and all meetings of the Committees of the Board of Directors on which they served.

The Company strongly encourages all Directors to attend annual meetings of stockholders. All Directors except one attended the last annual meeting of stockholders.

As of the date of this Proxy Statement, the Board has eight (8) Directors and three (3) standing committees, namely, the Audit Committee, the Compensation Committee and the Nominating/Governance Committee. Committee membership during the last fiscal year and the function of each committee are described below. Each of the committees operates under a written charter adopted by the Board.

While the Board oversees risk management, Company management is responsible for day-to-day risk management. The Board implements its risk oversight function both as a whole and through the Audit Committee and the Compensation Committee, which oversee various areas of risk, meet with Company management and report to the full Board of Directors

Audit Committee

The Audit Committee of the Board of Directors assists the Board in fulfilling its responsibility to oversee management’s conduct of the Company’s financial reporting process, including overseeing the financial reports and other financial information provided by the Company’s systems of internal accounting and financial controls and the annual independent audit of the Company’s financial statements. The Audit Committee prepares the Audit Committee report for inclusion in the annual proxy statement; annually reviews the Audit Committee charter and the committee’s performance; appoints, evaluates and determines the compensation of the Company’s independent auditors; reviews and approves the scope of the annual audit, the audit fee and the financial statements; pre-approves all audit and non-audit services provided to the Company by the Company’s independent auditors; reviews the Company’s disclosure controls and procedures, internal controls and corporate policies relating to financial information and earnings guidance; and reviews other risks that may have a significant impact on the Company’s financial statements. In 2008, the Audit Committee amended its charter to expand its responsibilities to include oversight of operational, governance and other risks that could adversely affect the Company’s business.

To fulfill these oversight responsibilities, at each regular meeting of the Audit Committee the Company’s internal audit and risk management and review manager, as well as the Company’s independent public accounting firm, give reports and the Committee reviews and discusses potential material risks to the Company and asks for and receives regular updates on steps taken by management to address those risks. Areas of focus in 2009 included regulatory compliance, quality, safety, crisis management and compliance with the Company’s Code of Business

Conduct and Ethics. The Audit Committee reports any risks that the Committee believes could have a material adverse impact on the Company to the full Board of Directors.

The present members of the Audit Committee are Pearson C. Cummin, III (Chair), Gregg A. Tanner, and Jean-Michel Valette. The Audit Committee had five (5) meetings in 2009. The report of the Audit Committee is included in this Proxy Statement on page 24.

Compensation Committee

The Compensation Committee discharges the Board’s responsibilities relating to compensation of the Company’s officers and directors and exercises overall responsibility for evaluating and approving compensation programs and policies of the Company relating to officers and directors; provides general oversight of the Company’s compensation structure, including the Company’s equity compensation plans; reviews and makes recommendations to the Board concerning policies or guidelines with respect to employment agreements, severance arrangements, change-in-control agreements or arrangements involving senior executive officers and directors of the Company; reviews and approves corporate goals and objectives relevant to the compensation of the Chairman and CEO, evaluates the performance of the Chairman and the CEO in light of those goals and objectives, and sets the compensation level for the Chairman and the CEO; reviews and approves the compensation parameters of other senior executives of the Company; makes reports to the Board of Directors on a regular basis; reviews its own performance and reviews and reassesses the adequacy of its charter and recommends any proposed changes to the Board of Directors for its approval; and issues an annual report, including a discussion and analysis of executive compensation, for inclusion in the Company’s proxy statement. The Compensation Committee also considers areas of risk that may arise from the Company’s compensation practices, not only relating to executives, but with respect to the Company as a whole. The Company has a balanced compensation structure for salaried employees, composed of base pay, bonus opportunities and, in some cases, eligibility to participate in the Company’s Employee Equity Incentive Plan. Employee bonus opportunities reflect a mix of performance measures that include both individual and Company goals. The Committee does not believe any of the Company’s compensation programs create risks that are reasonably likely to pose a material adverse impact on the Company.

The present members of the Compensation Committee are David A. Burwick (Chair), Pearson C. Cummin III, and Jay Margolis. The Compensation Committee held four (4) meetings in 2009. The Compensation Discussion and Analysis and the Report of the Compensation Committee are included in this Proxy Statement beginning on page 11.

Nominating/Governance Committee

The Nominating/Governance Committee assists the Board by identifying individuals qualified to become Board members, recommending nominees for election as Class A Directors to the full Board of Directors, recommending to the Board nominees for each Board committee, evaluating the Board’s leadership structure, developing and recommending to the Board a set of corporate governance principles applicable to the Company and overseeing an annual evaluation of the Board and management. The Nominating/Governance Committee periodically assesses the size and composition of the Board, including the existing experience, qualifications, attributes and skills represented by the current Board members and those that could enhance the overall breadth and strength of the Board; reviews the adequacy of the Company’s corporate governance guidelines and recommends any necessary changes to the full Board for approval; reviews director independence of Compensation Committee members; and reviews director independence and financial literacy and expertise of Audit Committee members. The Chairman of the Nominating/Governance Committee receives communications directed to non-management directors.

The present members of the Nominating/Corporate Governance Committee are Jean-Michel Valette (Chair), David A. Burwick and Jay Margolis. The Nominating/Corporate Governance Committee met two (2) times in 2009.

Compensation of Directors

The first time a non-management director is elected to the Board of Directors, he or she receives an option grant for 5,000 shares of the Company’s Class A Common Stock. Thereafter, each year, non-management directors receive $7,500 as an annual retainer, as well as an option grant for 5,000 shares of the Company’s Class A Common Stock. Members of the Audit Committee receive an additional annual retainer of $9,000, except for the Chair of the Audit Committee who receives an additional annual retainer of $11,000 for his services as a member and Chair. The Chairs of the Compensation and Nominating/Governance Committees each receive an additional annual retainer of $2,500. The other non-management Directors who serve on Committees receive an additional annual retainer of $500 for each Committee of which such Director is a member. Non-management directors also receive compensation for attending Board and Committee meetings as follows: $3,000 for each Board meeting attended in person; $1,000 for each Board meeting attended by telephone; $750 for each Committee meeting attended in person; and $200 for each Committee meeting attended by telephone. All retainers and the annual option grant are pro-rated if the non-management Director is appointed after the annual meeting of stockholders. In 2010, the Compensation Committee commenced a review of the compensation paid to non-management Directors, but no action has been taken as of the date hereof. Any proposed changes in non-management director compensation will be subject to approval by the sole holder of the Company’s outstanding Class B Common Stock, who acts with sole authority on such matters.

All options to non-management directors are granted under the Company’s Non-Employee Director Stock Option Plan, as amended and restated (the “Director Option Plan”). As provided in the Director Option Plan, options carry an exercise price equal to the fair market value of the underlying shares on the date of grant, are immediately fully vested and expire ten (10) years after the date of grant or three (3) years after the grantee ceases to be a director of the Company, whichever occurs sooner. In October 2009, the Director Option Plan was amended and restated by action of the sole Class B Stockholder, pursuant to which the number of shares of Class A Common Stock available for issuance under the Plan was increased from 350,000 shares to 550,000 shares.

The following table sets forth certain information concerning the compensation of all directors who are not named executive officers of the Company for the Company’s fiscal year ended December 26, 2009:

DIRECTOR COMPENSATION
DURING FISCAL YEAR ENDED DECEMBER 26, 2009(1)

	Fees Earned &	Option		All Other
Name	Paid in Cash($)	Awards($)(2)		Compensation($)	Total($)

David A. Burwick	$27,000	$47,505	(3)	$0	$74,505
Pearson C. Cummin, III	$38,750	$47,505	(3)	$0	$86,255
Charles J. Koch	$14,500	$47,505	(3)	$0	$62,005
Jay Margolis	$28,000	$47,505	(3)	$0	$75,505
Gregg A. Tanner	$33,250	$47,505	(3)	$0	$80,755
Jean-Michel Valette	$37,250	$47,505	(3)	$0	$84,755

(1)	None of the directors received any non-equity incentive plan compensation or deferred compensation. As of December 26, 2009, the aggregate number of stock options held by directors who are not named executive officers is shown below:

Name	Number of Options

David A. Burwick	31,000
Pearson C. Cummin, III	55,000
Charles J. Koch	50,000
Jay Margolis	26,000
Gregg A. Tanner	18,000
Jean-Michel Valette	40,000

(2)	Reflects the dollar amount of the aggregate grant date fair value of awards granted during the fiscal year ended December 26, 2009 as computed in accordance with Accounting Standards Codification 718, Compensation-Stock Compensation (“ASC 718”). The methods and assumptions used in valuing the stock option awards in accordance with ASC 718 are described in Notes B and M to the Company’s audited financial statements for the fiscal year ended December 26, 2009 included in the Company’s Annual Report on Form 10-K filed with the SEC on March 9, 2010.

(3)	Each Director was granted an option to purchase 5,000 shares of the Company’s Class A Common Stock on June 2, 2009, under the Company’s Non-Employee Director Stock Option Plan at an exercise price of $29.33, the average of the high and low price of such stock on the date of grant. All options are fully vested as of the date of grant.

Consideration of Nominees for Director

Identifying and Evaluating Nominees for the Board of Directors

The Nominating/Governance Committee employs a variety of methods for identifying and evaluating nominees for director. The Committee assesses and reviews with the full Board at least annually the skills and characteristics that should be reflected among the members of the Board as a whole. The review includes an examination of the extent to which the requisite skills and characteristics are reflected in the then current Board members and seeks to identify any particular qualifications that should be sought for the purpose of ensuring that the attributes, qualifications, skills and experience represented on the Board correspond to those identified as important by the Committee. The Committee also takes into consideration the results of the annual self-assessments performed by the Board and each of the standing committees to identify any perceived weakness or imbalance.

While the Board does not have a diversity policy, the Committee’s assessment takes into account issues of experience, judgment, age and diversity in aspects of business relevant to the Company’s affairs, all in the context of the perceived needs of the Board at that time. For example, in 2005-2006, the Committee determined that the Board would be strengthened by adding individuals with strength and experience in marketing, retail execution and consumer insight, and, with the assistance of a professional search firm, identified two individuals who were subsequently elected to the Board, one as a Class A Director and the other as a Class B Director. In 2007, as the Company considered expanding its direct ownership and operation of breweries, the Committee, working with the Company’s sole holder of the Company’s Class B Common Stock who has the sole power to appoint Class B Directors, undertook, also with the assistance of a professional search firm, to identify an individual with extensive experience in operations and supply chain management, which individual is now standing for re-election as a Class B Director.

Candidates may come to the attention of the Committee through a number of sources, including current Board members, professional search firms, shareholders or other persons. Candidates are evaluated at regular or special meetings of the Nominating/Governance Committee and may be considered at any point during the year. In making their evaluation, members of the Committee include a review of a candidate’s directorships in other public companies, as well as any involvement in any regulatory or legal proceedings, or any sanctions or orders imposed by any self-regulatory organization.

Shareholder Nominees

The policy of the Nominating/Governance Committee is to consider properly submitted shareholder nominations for candidates for membership on the Board as described above under “Identifying and Evaluating Nominees for the Board Directors.” The same process is used for evaluating a director candidate submitted by a shareholder as is used in the case of any other potential nominee. Any shareholder nominations proposed for consideration by the Nominating/Governance Committee should include the nominee’s name and qualifications for Board membership and should be addressed to:

Chair, Nominating/Governance Committee
The Boston Beer Company, Inc.
One Design Center Place, Suite 850
Boston, MA 02210

If the Company receives a communication from a shareholder nominating a candidate that is not submitted as described above, it will forward such communication to the Chair of the Nominating/Governance Committee.

Communications with the Board

Stockholders and other interested parties may communicate with the Board of Directors or any individual director by submitting an email to the Company’s Board at bod@bostonbeer.com. All Directors have access to this email address. Communications that are intended specifically for non-management Directors should be sent to the email address above to the attention of the Chairman of the Nominating/Governance Committee.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of the Company’s Class A Common Stock and Class B Common Stock as of March 26, 2010 by:

•	each person (or group of affiliated persons) known by the Company to be the beneficial owner(s) of more than five percent (5%) of the outstanding Class A Common Stock;

•	each current director of the Company, director nominees and the executive officers of the Company named in the Summary Compensation Table on page 19 (“named executive officers”); and

•	all current directors and executive officers of the Company as a group.

The information provided in the table is based on the Company’s records, information filed with the SEC and information provided to the Company, except where otherwise noted.

Beneficial ownership is determined under the rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. Under those rules, beneficial ownership includes any shares as to which the individual has the sole or shared voting power or investment power and also any shares that the individual has the right to acquire under certain circumstances. Unless otherwise indicated, each person named below held sole voting and investment power over the shares listed. All shares are Class A Common Stock, except for shares of Class B Common Stock held by C. James Koch.

BENEFICIAL OWNERSHIP TABLE

	Shares Beneficially Owned
Name of Beneficial Owner	Number	Percent

C. James Koch(1)(2)	4,518,891	32.1%
Martin F. Roper(1)(3)	314,030	*
David A. Burwick(1)(4)	31,200	*
Pearson C. Cummin, III(1)(5)	81,216	*
Charles J. Koch(1)(6)	66,000	*
Jay Margolis(1)(7)	31,000	*
Gregg A. Tanner(1)(8)	18,000	*
Jean-Michel Valette(1)(9)	57,500	*
William F. Urich(1)(10)	181,819	*
Robert H. Hall(1)(11)	22,300	*
Thomas W. Lance(1)(12)	40,469	*
John C. Geist(1)(13)	14,565	*
Black Rock, Inc.(14)	738,166	7.3%
40 E. 52nd Street New York, NY 10022
Neuberger Berman Inc.(14)	1,227,128	12.1%
Neuberger Berman, LLC
Neuberger Berman Management, LLC
Neuberger Berman Equity Funds
605 Third Avenue, New York, NY 10158
All Directors, Nominees for Director and Executive Officers as a group (12 people)	5,391,680	36.3%

*	Represents holdings of less than one percent (1%).

(1)	The mailing address for all Directors, nominees and named executive officers is c/o The Boston Beer Company, Inc., One Design Center Place, Suite 850, Boston, MA 02210.

(2)	Includes 4,107,355 shares of Class B Common Stock, constituting all of the outstanding shares of Class B Common Stock, options to acquire 19,200 shares of Class A Common Stock exercisable currently or within sixty (60) days, and 3,656 shares of Class A Common Stock held by Mr. Koch’s spouse as custodian for the benefit of his children for which she has sole voting and investment power.

(3)	Includes options to acquire 313,000 shares of Class A Common Stock exercisable currently or probable to become exercisable within sixty (60) days.

(4)	Includes options to acquire 31,000 shares of Class A Common Stock exercisable currently or within sixty (60) days.

(5)	Includes options to acquire 55,000 shares of Class A Common Stock exercisable currently or within sixty (60) days.

(6)	Includes options to acquire 45,000 shares of Class A Common Stock exercisable currently or within sixty (60) days and 1,000 shares held in trust in which Mr. Koch has a beneficial interest. Does not include 3,000 shares held in trust as to which Mr. Koch disclaims any beneficial ownership.

(7)	Includes options to acquire 26,000 shares of Class A Common Stock exercisable currently or within sixty (60) days.

(8)	Consists of options to acquire 18,000 shares of Class A Common Stock exercisable currently or within sixty (60) days.

(9)	Includes options to acquire 40,000 shares of Class A Common Stock exercisable currently or within sixty (60) days.

(10)	Includes options to acquire 178,700 shares of Class A Common Stock exercisable currently or within sixty (60) days and 2,189 shares of Class A Common Stock purchased under the Company’s Investment Share Plan which are not yet vested.

(11)	Consists of options to acquire 22,300 shares of Class A Common Stock exercisable currently or within sixty (60) days.

(12)	Includes options to acquire 20,000 shares of Class A Common Stock exercisable currently or within sixty (60) days, 4,000 restricted shares of Class A Common Stock which are not yet vested and 469 shares of Class A Common Stock purchased under the Company’s Investment Share Plan which are not yet vested.

(13)	Consists of options to acquire 12,000 shares of Class A Common Stock exercisable currently or within sixty (60) days and 2,565 shares of Class A Commons Stock purchased under the Company’s Investment Share Plan which are not yet vested.

(14)	Information has been derived from Schedule 13G for the year ended December 31, 2009 filed with the SEC.

COMPENSATION DISCUSSION AND ANALYSIS

Role and Composition of the Compensation Committee

The Compensation Committee discharges the Board’s responsibilities relating to compensation of the Company’s officers and directors, with overall responsibility for evaluating and approving compensation programs and policies of the Company relating to officers and directors, as well as the Company’s Employee Equity Incentive Plan that applies to all employees of the Company. This includes reviewing the competitiveness of executive compensation programs, evaluating the performance of the Company’s executive officers and approving their annual compensation and equity awards. The Committee reviews and approves corporate goals and objectives relevant to the compensation of the Chairman, if a member of management, the Chief Executive Officer (“CEO”), and other senior executive officers of the Company; evaluates their performance in light of those goals and objectives; and sets the compensation level of the Chairman, the CEO and senior executive officers based on this evaluation. In discharging its responsibilities, the Compensation Committee endeavors to develop compensation structures for individual officers that reflect the responsibilities of their respective positions and past achievements with the Company, compensation awarded to them in the past, and compensation awarded to executives at companies considered comparable by the Compensation Committee, as well as the Company’s performance and return to shareholders. The specific authority and responsibilities of the Compensation Committee are described in the Compensation Committee Charter, a copy of which may be found on the Company’s web site, www.bostonbeer.com.

The Compensation Committee is comprised of three (3) members, each of whom meets the independence requirements established by the NYSE. The Committee met four (4) times in 2009, with all members present and acting throughout. Other independent Directors usually attended each of the meetings, but have no vote. The Chairman and CEO attended each of the meetings, but recused themselves when the matters of their performance evaluation and compensation were discussed. The Committee did not engage any outside advisors in 2009.

Compensation Philosophy and Practice

The Company operates in the highly competitive alcoholic beverages industry. The key objectives of the Company’s executive compensation programs are to attract, motivate and retain executives who drive the Company’s success. The Company achieves these objectives through a compensation philosophy that provides employees with a distinctive overall compensation package under which strong performers have the opportunity to earn competitive compensation over the long term through a combination of base salary and cash and equity awards based on performance. These programs are designed to (i) provide executives with competitive cash and stock compensation with a significant portion of total compensation at risk tied to individual and Company performance, as well as the creation of shareholder value; (ii) provide higher compensation to high-value contributors and high performers in the most critical areas of the Company’s business; and (iii) encourage executives to act as owners with an equity stake in the Company, while reducing risk from its compensation practices that would be reasonably likely to have a material adverse effect on the Company, by basing variable compensation on a range of performance criteria.

Components of Executive Compensation

Compensation of the Company’s executives is substantially weighted towards performance-based compensation. Salary generally constitutes approximately 40% to 60% of the total compensation of the Company’s executive officers (excluding the CEO and the Chairman), with the remainder being bonuses and equity compensation, both of which are primarily performance-based. For executives and other senior managers of the Company, the proportion of compensation provided by equity and the proportion of variable, performance-based compensation increases with the level of responsibility and ability to impact the value of the business. In 2009, of the total compensation paid to the Company’s current named executive officers other than the CEO and Chairman, salary constituted 37% to 58%, bonuses (based on 2009 performance) constituted 11% to 17%, and equity compensation, all of which was in the form of performance-based stock options, constituted 25% to 50%. The performance criteria for the contingent vesting options granted to certain executive officers on January 1, 2009 were not met; as a result, such options lapsed and no compensation was realized by those executive officers who were granted such contingent vesting options. One executive officer was granted a contingent vesting option in March 2009 for which a vesting determination will be made in 2011.

Base Salary.  Base salaries are determined based on a variety of factors, including the executive’s scope of responsibilities, tenure and a comparison of salaries paid to peers within the Company and to those with similar roles at other companies. Base salaries are set at levels that allow the Company to attract and retain superior managers that will enable the Company to deliver on its business goals. Base salaries are reviewed annually and may be adjusted after considering the above factors.

The CEO makes recommendations to the Compensation Committee for base salaries of each executive officer, excluding the Chairman and the CEO, and the Chairman makes the recommendation to the Compensation Committee for the base salary of the CEO. When setting the base salaries of these executive officers, the Committee, while considering the recommendations of the CEO and the Chairman, makes the final determination based on the factors listed above and each executive officer’s performance during the previous year.

Bonus.  Executives have the opportunity to earn a bonus tied to a percentage of their respective base salaries. Criteria for these executive bonuses include a combination of qualitative and quantitative measures, the details of which are established each year for each executive as performance goals. These goals will vary for each executive based on his or her responsibilities and role within the Company and may include financial or strategic measures, including, among others, sales, profitability, brand health, quality, cost reductions, customer satisfaction and other strategic initiatives. The goals are intended to require performance beyond the expected that results in matching or exceeding the Company’s plan. Individual bonus awards reflect the individual’s performance compared to his or her performance goals for the year, as well as the overall performance of the Company.

The CEO makes recommendations to the Compensation Committee for the Company-wide performance goals and the bonus goals and weighting for each executive officer, including those of the CEO and Chairman. The CEO also provides the Compensation Committee with his assessment of the performance of each executive against his or her bonus goals and proposed bonus payout. When determining the bonus structure and goals and the bonus payout for executive officers, the Compensation Committee, while considering the recommendations of the CEO, makes the final determination based on the factors listed above, each executive officer’s performance and that of the department that he or she led during the year relative to the performance-based goals. The determination of the bonus earned is generally made within the first three months after the end of the fiscal year, allowing sufficient time to assess the achievement of the bonus goals. On occasion, additional bonuses in excess of those otherwise payable under the bonus structure and goals have been given by the Compensation Committee in recognition of exceptional performance by certain executive officers.

Equity Compensation

Discretionary Stock Options.  Under the Company’s Employee Equity Incentive Plan (the “EEIP”), employees are eligible to receive stock option grants. While generally granted on an annual basis, all option grants are discretionary and may be granted by the Board, upon the recommendation of the Compensation Committee, at any time. Although infrequent, under certain circumstances, such as the hiring of a new executive officer, as a part of a performance review, a promotion or making a mid-year compensation adjustment, options may be granted at other times during the year. Such options may have vesting and performance criteria that differ from the annual grants.

Most of the options granted by the Company vest over a 5-year period, at the rate of 20% each year, and have a term of 10 years. Recently, options have been granted only to executive officers and other senior managers of the Company and, in most cases, vesting has been contingent on the Company achieving certain performance criteria in the fiscal year immediately following the date of grant. That is, the number of shares, if any, as to which the option becomes exercisable in any year is dependent upon the Company’s performance measured against a benchmark, as determined by the Company’s Board of Directors. The performance-based options frequently have two tiers of criteria and provide that, in the event the criteria in either tier or both tiers are not met, the option lapses as to 50% or all of the shares that would have vested had the performance criteria been satisfied. The Compensation Committee believes that stock options are an effective way to reward executives and senior managers, as they provide significant equity compensation if the value of the Company increases; and the performance-based vesting is intended to provide such compensation only if the Company’s performance exceeds benchmarks.

In October of each year, the CEO makes preliminary recommendations to the Compensation Committee for stock option grants to each of the other executive officers and senior managers, taking into account his assessment of each executive’s expected future contributions to the Company, as well as past performance. The CEO also makes recommendations as to the performance criteria to be met for such options to vest. In December, the CEO makes his final recommendations and the Compensation Committee makes its recommendation to the Board of Directors, which may or may not vary from that of the CEO. The full Board of Directors then makes the final determination with respect to all discretionary stock option grants. When determining the number of shares to be subject to a stock option grant and vesting criteria for executive officers, the Compensation Committee, while considering the recommendations of the CEO, makes its determination based on the various factors mentioned above. Generally, all grants are effective January 1 of the following year and are priced at fair market value as of January 1, although on occasion options are granted at other times of the year and vesting is contingent on other specific targets relative to the executive officer’s or manager’s areas of responsibility within the Company. In the years 1999-2002, some options granted to certain executive officers were priced at a premium to fair market value. These options have now either been exercised or have lapsed. Contingent-vesting options for a total of 237,500 shares were granted in 2009 to all executive officers and certain senior managers, excluding the CEO and the Chairman.

Restricted Stock Awards.  In December 2005, the Board of Directors, acting on the recommendation of the Compensation Committee, amended the EEIP to provide for the issuance of restricted stock to eligible employees. As with discretionary options, restricted stock awards are generally granted on an annual basis on January 1. The first such awards were made on January 1, 2006. These shares of restricted stock vest over a 5-year period, at the rate of 20% per year. Vesting is generally not tied to any performance criteria, although in 2007 two senior managers of the Company were awarded restricted stock with vesting dependent upon certain performance criteria. The performance criteria were not met and, hence, these two awards were cancelled in 2008. Restricted stock awards are generally granted to senior managers and key employees of the Company. Restricted stock has value even if the share price decreases after the date of the award, and, therefore, is a more effective retention tool for these employees. The Company generally does not grant restricted stock awards to its most senior executives (approximately six individuals, including each of the named executive officers), as the Company currently believes that their equity compensation should be more closely tied to the future performance of the Company through stock options as described above.

As with options, initially in October and then in December, the CEO makes recommendations to the Compensation Committee for restricted stock awards to senior managers and key employees, along with his assessment of each employee’s expected future contributions to the Company and past performance. When determining the number of shares to be subject to a restricted stock award, the Compensation Committee, while taking into consideration the recommendations of the CEO, makes its own determination based on the various factors mentioned above. The Compensation Committee then makes its recommendation to the Board of Directors and the Board of Directors makes the final determination of all restricted stock awards. As with stock options, restricted stock awards are effective January 1 of the following year and are valued at fair market value as of January 1. In 2009, awards of an aggregate of 51,884 shares of restricted stock were made to senior managers and key employees of the Company.

Investment Shares.  Also under the EEIP, all employees who have been employed by the Company for at least one year may purchase such number of shares of the Company’s Class A Common Stock (“Investment Shares”) as have a value, as determined pursuant to the EEIP, no greater than 10% of their annual base salary and bonus received in the immediately preceding year, up to a maximum investment of $17,500. After two full years of service, Investment Shares may be purchased at a discount. The amount of the discount is tied to years of service and the maximum discount is 40%. Investment Shares vest at the rate of 20% per year over the 5-year period commencing on the date of purchase, contingent on continued employment with the Company. In December 2005, the Compensation Committee evaluated the participation in this Investment Share program by the CEO and Chairman and concluded that they were receiving adequate equity compensation opportunities through other EEIP programs. Therefore, on the recommendation of the Compensation Committee, the Board of Directors adopted a policy precluding the Chairman and the CEO from further participation in the Investment Share program, effective January 1, 2006. Other executive officers continue to be able to participate in the program. In 2009, employees purchased a total of 29,330 shares under the Investment Share program.

Executive Benefits

In 2009, the Company’s executives were eligible for the same level and offering of benefits as were made available to other employees, including the Company’s 401(k) plan and welfare benefit programs. The Company provides no additional benefits to its executives.

How Executive Pay Levels are Determined

The Compensation Committee considers a number of factors in determining executive compensation, including, but not limited to, individual performance, responsibility level and role within the Company, tenure and a comparison of salaries paid to peers within the Company and to those with similar roles at other companies. In 2004, the Committee retained a nationally-recognized executive compensation consulting firm to perform a benchmarking executive compensation study of a peer group consisting of 11 companies in the food, beverage and consumer products industry with similar revenue and market capitalization. In the fall of 2007, the firm was retained to provide an updated competitive analysis of executive compensation. For the 2007 study, an expanded peer group of 21 publicly-traded companies in the consumer products industry was selected, including companies with well-known, high-end product brands and revenue and market capitalization similar to the Company. The Company’s executives (not including the Chairman) were matched against the market, based on similarity of job content and firm revenue. All elements of compensation were assessed, namely, base salary, actual total cash compensation (base salary plus the actual bonus paid in the previous year), target total cash compensation (base salary plus target bonus award opportunity) and long-term incentives. The Committee applied the knowledge gained through this study in evaluating executive compensation for 2009.

The Committee uses tally sheets that ascribe dollar amounts to the components of executive officer compensation, including salary, bonus and equity compensation. It also tabulates gains made by the executive officers through the exercise of options, unrealized gains in vested options and potential gains from unvested options at current market prices.

How the Company’s Use of Equity Compensation is Determined

As described above, based upon an overall review of equity compensation in the prior year, using the benchmarking study and a prior survey of executive officers and senior managers regarding their preference in type of equity compensation, the Company’s compensation and retention strategy in 2009 included the use of stock options and restricted stock awards, as well as the continued availability of Investment Shares for purchase by all eligible employees (except the CEO and Chairman). The level of usage of discretionary options and restricted stock awards was determined based on factors such as individual performance and contribution to the Company’s performance, the desired mix of cash and equity pay for different individuals, and, to a limited extent, the compensation levels at comparable companies relative to the Company’s target compensation levels. Each year, the Compensation Committee, taking into consideration the recommendations of the CEO and the Chairman, determines the appropriate level of equity compensation for each executive and senior manager. The Company emphasizes differentiation in executive compensation, with greatest emphasis on performers and individuals who impact significantly, or who have the potential to impact significantly, the Company’s business.

Executive Compensation Recovery Policy

The Committee has adopted an executive compensation recovery policy which applies to executive officers and the corporate controller. Under this policy, the Company may recover incentive income that was based on achievement of quantitative performance targets, if an executive officer engaged in intentional misconduct that resulted in an increase in his or her incentive income. Incentive income includes income related to annual bonuses, discretionary options and restricted stock awards.

Compensation of the Chief Executive Officer

The Committee reviewed and approved the compensation paid to Martin F. Roper as the Company’s CEO during 2009. In February 2009, the Committee, upon the recommendation of the Chairman that, due to the national economic challenges that developed in the fourth quarter of 2008 and continued into the first quarter of 2009, decided that the CEO’s salary should not be increased and continued Mr. Roper’s annual base salary for the year at $666,750. The Committee also approved a bonus against Mr. Roper’s 2008 performance objectives of $399,977, which was 42% of his total bonus opportunity.

In December 2008, the Committee established Mr. Roper’s 2009 bonus opportunity at 80% of his 2009 salary, with an incremental opportunity equal to 64% of his 2008 salary tied to achieving certain goals that would require substantial out-performance of the Company’s financial plan for the year. Mr. Roper’s objectives for 2009 as a percentage of his bonus opportunity, including the out-performance stretch goals, were (i) depletions growth — 50%, (ii) delivered gross profit and margin, resource efficiencies and cost reductions — 44.4%, and (iii) systematic improvements in internal processes and procedures — 5.6%. In March 2010, the Committee reviewed Mr. Roper’s achievements against his 2009 bonus opportunities. They determined that he satisfied 70% of his base bonus goals, but did not achieve his stretch bonus goals and, hence, approved a bonus of $373,380 for his 2009 performance.

During 2007, the Compensation Committee, working with the Chairman, sought to develop a long-term compensation strategy to provide the CEO with compensation comparable to that which he could receive elsewhere. Using the executive compensation benchmarking study and evaluating various types of equity incentive compensation that might be used to accomplish this objective, the Compensation Committee and the Board of Directors, in a joint meeting held in December 2007, approved a long-term variable price option grant to Mr. Roper for 753,864 shares of the Company’s Class A Common Stock effective January 1, 2008. This option had a value of approximately $6.34 million at the date of grant. Since the exercise price of the option is indexed to the broader market, subject to a cap, and will have value only to the extent that market price of the Company’s Class A Common Stock exceeds the index, the Committee believes that this will provide Mr. Roper with significant incentive to cause the Company to out-perform other companies and provide him with a corresponding opportunity to benefit from long-term out-performance of the Company’s stock price. The option vests 20% on January 1 in each of the years 2014 through 2018, contingent on Mr. Roper’s continued employment with the Company. The option provides for certain acceleration of vesting in the event of a change of control of the Company’s Class B Common Stock and Mr. Roper has the right to participate in a transaction giving rise to such a change in control, to the extent that the option then becomes exercisable.

In December 2009, the Committee established 2010 bonus opportunities for Mr. Roper equal to 80% of his 2010 salary, with an incremental 64% tied to achieving certain goals that would require substantial out-performance of the Company’s financial plan for the year. The bonus opportunities and related objectives as a percentage of Mr. Roper’s 2010 bonus opportunity, including the out-performance stretch goals, are (i) depletions growth — 44.4%, (ii) delivered gross profit and margin, resource efficiencies and cost reductions — 44.4%, and (iii) systematic improvements in internal processes, procedures and capabilities — 11.2%. At its March 2010 meeting, the Compensation Committee set Mr. Roper’s annual base salary for 2010 at $686,750, a 3% increase over his 2008/2009 base salary.

The 2004 benchmarking study of executive compensation presented to the Compensation Committee in February 2005 placed Mr. Roper’s total cash compensation near the median of the peer group and his long-term equity compensation substantially below the median of the peer group. Since then, the Committee has continued to provide opportunities for bonuses based on performance and has granted three options to purchase a total of 1,233,864 shares of the Company’s Class A Common Stock that are intended to provide long-term incentives based on continued employment with the Company. These options included a 300,000 share grant in June 2005 with vesting contingent on volume growth and increased earnings relative to certain benchmarks, a 180,000 share grant in August 2007 that vests in 2013, and the 753,864 share grant in January 2008, noted above, that carries a variable exercise price based on stock performance and begins vesting in 2014. Taking into account the competitive information gained from the 2007 benchmarking analysis, the Committee believes that Mr. Roper’s compensation is appropriate based on his responsibilities, performance level and contribution to the Company, and that it is structured in a way that provides Mr. Roper with appropriate incentives and rewards for superior performance.

The Summary Compensation Table sets forth all compensation received by Mr. Roper during fiscal year 2009. There is no Company-sponsored retirement program for Mr. Roper other than the Company’s 401(k) plan, and he receives no benefits or perquisites from the Company other than the general Company benefits described above, except that, until October 2006, Mr. Roper did have the benefit of a parking space with a value of $385 per month. Mr. Roper does not have a change of control arrangement, other than an acceleration of the vesting of the options granted under the EEIP. Mr. Roper does not have a severance arrangement with the Company.

Compensation of Chairman

The Compensation Committee also reviewed and approved the 2009 compensation paid in 2009 to C. James Koch, the Chairman and a full-time employee of the Company. In February 2009, due to the national economic challenges that developed in the fourth quarter of 2008 and continued into the first quarter of 2009, Mr. Koch offered to forego a salary increase in 2009. The Committee agreed and set his annual base salary for 2009 at $273,000, the same salary he was paid in 2008. The Committee also approved a bonus against his 2008 performance objectives of $136,475, which was 50% of his total 2008 bonus opportunity.

In December 2008, the Committee established 2009 bonus opportunities for Mr. Koch equal to 100% of his 2009 salary. The objectives for 2009 as a percentage of Mr. Koch’s bonus opportunities were (i) depletions growth — 50%, (ii) delivered gross profit and margin and other resource efficiencies — 40%, and (iii) investment of time in craft beer industry initiatives — 10% . In March 2010, the Committee reviewed Mr. Koch’s achievements against his 2009 bonus opportunities and approved a bonus of $136,500, based on its assessment that Mr. Koch had achieved 50% of those objectives in 2009.

Mr. Koch was granted a contingent vesting option effective January 1, 2009 for 12,000 shares of the Company’s Class A Common Stock. In February 2010, the Committee determined that the performance criteria for that option had not been met and, hence, the option lapsed. In December 2009, upon the recommendation of the Committee, the Board of Directors granted an option to Mr. Koch for 9,500 shares of the Company’s Class A Common Stock effective January 1, 2010, with vesting contingent on the Company’s performance against a specific benchmark. The determination of whether the vesting criteria have been met will be made by the Compensation Committee in the first quarter of 2011.

In December 2009, the Compensation Committee established a bonus opportunity for Mr. Koch for 2010 equal to 100% of his 2010 salary. The objectives for 2010 as a percentage of Mr. Koch’s bonus opportunities are (i) depletions growth — 50%, (ii) delivered gross profit and margin and other resource efficiencies — 40%, and (iii) investment of time in craft beer industry initiatives — 10%.

As stated in the past, the Committee believes that Mr. Koch’s compensation has been lower than appropriate, when viewed in the context of his responsibilities, performance level and contribution to the Company. In recognition of that belief and in consideration of the fact that Mr. Koch accepted no increase in base salary in 2009, in March 2010, the Committee increased Mr. Koch’s base salary for 2010 by $102,000 to $375,000.

The Summary Compensation Table sets forth all compensation received by Mr. Koch during fiscal year 2009. There is no Company-sponsored retirement program for Mr. Koch other than the Company’s 401(k) plan, and he receives no benefits or perquisites from the Company other than the general Company benefits described above. Mr. Koch does not have a change of control arrangement other than an acceleration of the vesting of the options granted under the EEIP nor does he have a severance arrangement with the Company.

Compensation of Executive Officers Other than the CEO and Chairman

In 2009, the base salary of the named executive officers other than the CEO and Chairman ranged from $320,000 to $378,000. The Compensation Committee carefully reviewed the data in the 2007 benchmarking study and applied the knowledge gained in evaluating the recommendations made by the CEO for salary adjustments for 2010 and concluded that the base salary for each of the executive officers was within the appropriate range for his job responsibilities. Base salaries for the named executive officers other than the CEO and the Chairman for 2010 range from $329,000 to $385,000, representing increases ranging from 1.9% to 5.0%.

In 2009, the overall bonus potential for executive officers other than the CEO and the Chairman was 50% of their respective base salaries, with between 20% and 30% of the bonus potential based on the achievement of Company-wide goals and between 70% and 80% based on the achievement of goals specifically set for each officer. The Company-wide bonus goals consisted of meeting the targeted depletions growth, cost savings and efficiencies and maintaining brand health. In March 2010, the Compensation Committee determined that, although not all of the Company-wide goals had been achieved in 2009, it would award 40% of each such executive’s bonus opportunity attributable to the Company-wide goals, in recognition of the overall achievements of the Company during 2009. The Committee also reviewed the individual 2009 bonus goals of each such executive officer and the level of achievement against those goals, and other factors regarding each such executive officer’s overall performance. Bonuses awarded to such executive officers for 2009 individual and Company achievements ranged from 24.5% to 36.0% of base salary.

For 2010, the bonus potential for each such executive officer was set at 50% of his base salary, with 20% to 30% of the bonus potential based on achievement of Company-wide goals and with 70% to 80% based on the achievement of goals specifically set for each officer. As in 2009, the Company-wide goals for 2010 consist of meeting the target growth in depletions, cost savings and brand health.

Tax Limitation

Section 162(m) of the U.S. Internal Revenue Code limits the tax deductibility by a corporation of compensation in excess of $1,000,000 paid to the Chief Executive Officer and any other of its named executive officers. However, compensation which qualifies as “performance-based” is excluded from the $1,000,000 limit if, among other requirements, the compensation is payable only upon attainment of pre-established, objective performance goals under a plan approved by stockholders. Mr. Roper’s bonuses and stock option grants have been approved by the sole holder of the Company’s Class B Common Stock, who acts with sole authority on such matters, in accordance with the requirements of Section 162(m).

The Compensation Committee does not presently expect that total cash compensation to any individual executive that is not performance-based will exceed $1,000,000. The Compensation Committee will continue to monitor the compensation levels potentially payable under the Company’s compensation programs, but intends to retain the flexibility necessary to provide total compensation in line with competitive practice, the Company’s compensation philosophy and the Company’s best interests. The Company has not adopted a policy that all executive compensation be fully deductible.

REPORT OF THE COMPENSATION COMMITTEE(1)

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K, promulgated under the Securities Act of 1933, as amended. Based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K and the Company’s Proxy Statement on Schedule 14A.

The Compensation Committee:
David A. Burwick, Chair
Pearson C. Cummin, III
Jay Margolis

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During the fiscal year ended December 26, 2009, the members of the Compensation Committee were David A. Burwick (Chair), Pearson C. Cummin, III and Jay Margolis. No member of the Compensation Committee was an officer or employee of the Company or any of its subsidiaries during fiscal year 2009.

EXECUTIVE OFFICERS OF THE COMPANY

Information with respect to executive officers of the Company is set forth below. The executive officers of the Company are elected annually by the Board of Directors and hold office until their successors are elected and qualified, or until their earlier removal or resignation.

C. James Koch, 60, currently serves as Chairman and Clerk/Secretary of the Company. Mr. Koch founded the Company in 1984 and was the Chief Executive Officer from that time until January 2001.

Martin F. Roper, 47, was appointed Chief Executive Officer of the Company in January 2001, and has been President of the Company since December 1999, after having served as its Chief Operating Officer since April 1997. He joined the Company as Vice President of Manufacturing and Business Development in September 1994.

 (1) The material in this report is not “soliciting material,” is not deemed filed with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

William F. Urich, 53, was appointed Chief Financial Officer and Treasurer of the Company in September 2003. Prior to joining the Company, Mr. Urich had been the Chief Financial Officer of Acirca, Inc., a producer of organic foods and beverages, from 2001 to 2003. From 1998 to 2000, Mr. Urich served as Vice President Finance and Business Development for United Distillers & Vintners, a subsidiary of Diageo, PLC, and from 1995 to 1998 as its Vice President Finance and Treasurer.

Robert H. Hall, 49, serves the Company as Vice President of Brand Development. Prior to joining the Company in June 2000, Mr. Hall had been employed by Kellogg Company from 1993 to 2000, where he held the positions of Vice President Marketing, US Natural and Functional Foods Division, and Vice President Global Cereal Innovation, North America.

Thomas W. Lance, 56, joined the Company as Vice President of Operations in January 2007. Prior to joining the Company, Mr. Lance had served as Executive Vice President of Ken’s Foods, Inc., a food product manufacturer located in Marlborough, MA, from January 2001 to January 2007. Prior to joining Ken’s Foods, Mr. Lance held a number of positions in operations with Bausch and Lomb, a manufacturer of vision care products located in Rochester, NY.

John C. Geist, 49, was appointed Vice President of Sales of the Company in February 2007, after serving as National Sales Manager of the Company since December 1998. Mr. Geist came to the Company in 1997 from a large alcohol beverage distributor where he had been a sales manager.

David A. Grinnell, 52, was appointed Vice President of Brewing of the Company effective January 2008, after serving as Director of Quality and Brewing of the Company since 2001. Mr. Grinnell came to the Company in 1988 from New Amsterdam Brewing Company, where he was a founding member.

EXECUTIVE COMPENSATION

The following table sets forth all compensation awarded to, earned by or paid to the Company’s Chief Executive Officer, the Chief Financial Officer, the Chairman and the Company’s three (3) most highly compensated executive officers, other than the Chief Executive Officer, the Chief Financial Officer and the Chairman, whose total annual compensation exceeded $100,000 for all services rendered in all capacities to the Company for the Company’s most recent fiscal year.

SUMMARY COMPENSATION TABLE OF EXECUTIVE OFFICERS
FOR FISCAL YEAR ENDED DECEMBER 26, 2009

							All Other
Name and		Salary	Bonus	Stock	Option		Compensation
Principal Position	Year	($)(1)	($)(1)	Awards ($)(2)	Awards ($)(2)		($)(3)	Total ($)

Martin F. Roper	2009	$666,750	$373,380	—	—		$9,173	$1,049,303
President & Chief	2008	$666,750	$399,977	—	$6,341,503		$7,688	$7,415,918
Executive Officer	2007	$635,000	$584,200	—	$3,490,272		$7,538	$4,717,010
William F. Urich	2009	$362,000	$130,320	—	$265,275	(4)	$9,173	$766,768
Treasurer & Chief	2008	$352,000	$144,320	—	$330,305	(4)	$7,688	$834,313
Financial Officer	2007	$334,000	$148,630	—	$116,401	(4)	$7,538	$606,569
C. James Koch	2009	$273,000	$136,500	—	$127,332	(4)	$7,193	$544,025
Chairman	2008	$273,000	$136,475	—	$172,333	(4)	$7,688	$589,496
	2007	$260,000	$195,000	—	$155,201	(4)	$7,538	$617,739
Robert H. Hall	2009	$378,000	$103,950	—	$159,165	(4)	$9,173	$650,288
Vice President of	2008	$370,000	$124,875	—	$215,416	(4)	$7,688	$717,979
Brand Development	2007	$355,000	$142,000	—	$181,068	(4)	$7,538	$685,606
Thomas W. Lance	2009	$320,000	$103,680	—	$425,790	(4)	$9,173	$858,643
Vice President of	2008	$312,000	$129,948	—	—		$7,688	$449,636
Operations	2007	$282,692	$127,211	$347,000	$1,046,616	(4)	$4,250	$1,807,769
John C. Geist	2009	$300,000	$73,500	—	$265,275	(4)	$9,173	$647,948
Vice President of Sales	2008	$290,000	$120,350	—	$330,305	(4)	$7,688	$748,343

(1)	Included in this column are amounts earned, though not necessarily received, during the corresponding fiscal year.

(2)	Reflects the dollar amount of the aggregate grant date fair value of awards granted during each fiscal year as computed in accordance with Accounting Standards Codification 718, Compensation-Stock Compensation (“ASC 718”). The methods and assumptions used in valuing the stock option awards in accordance with ASC 718 are described in Notes B and M to the Company’s audited financial statements for the fiscal year ended December 26, 2009 included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 9, 2010.

(3)	Includes annual group life insurance premium and Company matching contributions under the Company’s 401(k) plan paid in the respective year.

(4)	Grant contains performance-based vesting conditions; as such, the value reported above reflects the value of the award at the grant date and is consistent with the estimate of aggregate compensation cost to be recognized over the service period determined as of the grant date under ASC 718, excluding the effect of estimated forfeitures. As the Company could not determine the probability of the achievement of any of the performance conditions on the grant date, the amounts reported are based upon the highest level of performance conditions that could be achieved.

The Company has not paid or provided any perquisites to any of its officers, either individually or in the aggregate, in excess of $10,000. Not included in the above Summary Compensation Table are shares of the Company’s Class A Common Stock purchased by such officers at a discount under the Investment Share feature of the EEIP (the “Investment Shares”). Under the Investment Share program, all employees who have been with the Company for at least one year have the opportunity to purchase Investment Shares, and after two years of employment, Investment Shares may be purchased at a discount. Eligible employees may purchase Investment Shares in January of each year and may pay for such stock through payroll deduction throughout the year. The Investment Shares vest at the rate of 20% per year commencing on the following January 1st. As noted in the Compensation Discussion and Analysis, in December 2005, the Board of Directors, on the recommendation of the Compensation Committee, determined that the Chairman and the Chief Executive Officer of the Company would no longer be eligible to purchase Investment Shares, effective January 1, 2006. Other executive officers are still eligible to participate in the investment share plan. At December 26, 2009, Messrs. Geist, Koch, Roper and Urich held unvested Investment Shares.

The following table sets forth certain information concerning grants of stock options of the Company’s Class A Common Stock made during the year ended December 26, 2009 to the named executive officers:

GRANTS OF PLAN-BASED AWARDS TO EXECUTIVE OFFICERS
IN FISCAL YEAR ENDED DECEMBER 26, 2009

					Estimated Future Payouts Under										Grant Date
					Equity Incentive Plan Awards							Exercise or Base		Closing Price	Fair Value
	Grant		Approval		Threshold		Target		Maximum		All Other Stock	Price of Option		on Date of	of Option
Name and Principal Position	Date		Date		(#)		(#)		(#)		Awards (#)	Awards ($/sh)		Grant ($/sh)	Awards

Martin F. Roper	—		—		—		—		—		—	—		—	—
President & Chief Executive Officer
William F. Urich	1/1/09	(1)	12/9/08	(2)	12,500		25,000		25,000		—	$28.40	(2)	$28.40	$265,275
Treasurer & Chief Financial Officer
C. James Koch	1/1/09	(1)	12/9/08	(2)	6,000		12,000		12,000		—	$28.40	(2)	$28.40	$127,332
Chairman
Robert H. Hall	1/1/09	(1)	12/9/08	(2)	7,500		15,000		15,000		—	$28.40	(2)	$28.40	$159,165
Vice President of Brand Development
Thomas W. Lance	3/13/09	(3)	2/24/09	(4)	30,000	(3)	60,000	(3)	60,000	(3)	—	$18.51	(4)	$19.02	$425,790
Vice President of Operations
John C. Geist	1/1/09	(1)	12/9/08	(2)	12,500		25,000		25,000		—	$28.40	(2)	$28.40	$265,275
Vice President of Sales

(1)	Each option vests at 20% per year provided certain criteria are met. The vesting of each option is contingent on the Company achieving certain performance criteria; that is, the number of shares as to which the option shall become exercisable in any year is dependent upon the Company’s performance as measured against a benchmark determined by the Company’s Board of Directors. If the threshold is reached or exceeded, but the target is not met, 50% of the number of shares would be eligible to vest in accordance with the vesting schedule. If the target is reached or exceeded, 100% of the number of shares shall be eligible to vest in accordance with the vesting schedule. In February 2010, the Compensation Committee determined that neither the threshold nor the target had been reached and, hence, all of the shares have lapsed.

(2)	At the December 9, 2008 meeting of the Board of Directors, upon the recommendation of the Compensation Committee, the Board of Directors granted the options effective as of January 1, 2009, with an exercise price equal to the closing price of the Company’s stock on the New York Stock Exchange on the last trading day immediately prior to the effective date of the option grant.

(3)	The number of Shares as to which the Optionee may have the right to exercise the Option is contingent on the Company achieving certain criteria that will be completed and in effect by the commencement of the Company’s 2011 fiscal year calculated on an annual basis. The determination of the achievement of the vesting criteria shall be made by the Compensation Committee of the Company’s Board of Directors on or before March 1, 2011 based on the information available to the Committee at the time. The Option shall lapse as to any Shares initially subject to the Option, but as to which the Compensation Committee determines that the required criteria were not achieved. So long as the Optionee continues to be employed by the Company or an affiliate of the Company as of each indicated date, the Option shall become incrementally exercisable as to 33 1/3% of Shares determined to be eligible to vest on March 1 in each of the years 2011, 2012 and 2013.

(4)	At the February 24, 2009 meeting of the Board of Directors, upon the recommendation of the Compensation Committee, the Board of Directors granted the option effective as of March 13, 2009, with an exercise price equal to the closing price of the Company’s stock on the New York Stock Exchange on the last trading day immediately prior to the effective date of the option grant.

The following sets forth information regarding outstanding equity awards granted to the named executive officers, as well as stock vested, at December 26, 2009. Those performance-based options that had not either vested or lapsed as of December 26, 2009 are considered unexercisable and unearned.

OUTSTANDING EQUITY AWARDS
TO EXECUTIVE OFFICERS AT DECEMBER 26, 2009

	Option Awards								Stock Awards
	No. of		No. of		No. of						Market
	Securities		Securities		Securities				No. of		Value of
	Underlying		Underlying		Underlying				Shares of		Shares
	Unexercised		Unexercised		Unexercised		Option	Option	Stock That		that Have
	Options		Options		Options		Exercise	Expiration	Have Not		Not
Name and Principal Position	Exercisable		Unexercisable		Unearned		Price ($)	Date	Vested		Vested ($)

Martin F. Roper	4,000	(1)	—		—		$18.465	1/1/2014	—		—
President & Chief	9,000	(2)	—		3,000	(2)	$21.140	1/1/2015
Executive Officer	180,000	(3)	—		120,000	(3)	$22.425	6/28/2015
	—		—		180,000	(4)	$43.550	8/11/2017
	—		—		753,864	(5)	$37.650	12/31/2018
William F. Urich	109,300	(6)	—		—		$15.835	9/8/2013	—		—
Treasurer & Chief	50,000	(6)	—		—		$18.000	9/8/2013
Financial Officer	6,000	(7)	—		2,000	(7)	$21.140	1/1/2015
	6,000	(8)	4,000	(8)	—		$24.950	1/1/2016
	3,600	(9)	5,400	(9)	—		$35.980	1/1/2017
	—		—		25,000	(10)	$28.400	1/1/2019
C. James Koch	9,000	(11)	6,000	(11)	—		$26.070	1/1/2016	—		—
Chairman	4,800	(9)	7,200	(9)	—		$35.980	1/1/2017
	—		—		12,000	(10)	$28.400	1/1/2019
Robert H. Hall	36,000	(12)	—		—		$8.625	6/12/2010
Vice President of	2,700	(1)	—		—		$18.465	1/1/2014	—		—
Brand Development	4,000	(7)	—		2,000	(7)	$21.140	1/1/2015
	3,600	(8)	7,200	(8)	—		$24.950	1/1/2016
	5,600	(9)	8,400	(9)	—		$35.980	1/1/2017
	—		—		15,000	(10)	$28.400	1/1/2019
Thomas W. Lance	10,000	(13)	30,000	(13)	—		$34.700	1/22/2017	6,000	(14)	$214,080
Vice President of	—		—		60,000	(15)	$18.510	3/13/2019
Operations
John C. Geist	—		1,000	(16)	—		$21.140	1/1/2015
Vice President of	—		—		2,000	(7)	$21.140	1/1/2015
Sales	4,000	(8)	8,000	(8)	—		$24.950	1/1/2016
	8,000	(9)	12,000	(9)	—		$35.980	1/1/2017
	—		—		25,000	(10)	$28.400	1/1/2019

(1)	Option granted 1/1/04 and shares vested at the rate of 20% per year commencing one year after date of grant.

(2)	Option granted 1/1/05 and provides that 3,000 shares vested on 5/31/07, 5/31/08 and 5/31/09 due to certain performance criteria being met. Does not include 3,000 shares which lapsed as of 3/1/06 as a result of performance criteria not having been met. In February 2010 it was determined that 3,000 shares which were due to vest on 5/31/10 will lapse as performance criteria were not met.

(3)	Option granted 6/28/05 and 180,000 shares vested on 5/1/08 due to certain performance criteria being met and 120,000 shares will vest on 5/1/10 if certain performance criteria are met. While final determination as to whether the performance criteria were met has not been made, in March 2010 it was determined that vesting was probable and that the compensation expense should be recognized.

(4)	Option granted 8/13/07 and provides that 180,000 shares will vest on 8/13/2013 contingent on Mr. Roper’s continued employment with the Company.

(5)	Option granted 1/1/08 and provides that shares vest at the rate of 20% on January 1 in each of the years 2014 through 2018, contingent on Mr. Roper’s continued employment with the Company. The exercise price is determined by multiplying $42.00 by the aggregate change in the DJ Wilshire 5000 Index from and after January 1, 2008 through the close of business on the trading date next preceding each date on which the option is exercised. The exercise price will not be less than $37.65 per share and the excess of the fair value of the Company’s Class A Common Stock cannot exceed $70 per share over the exercise price.

(6)	Options granted 9/8/03 and shares vested at the rate of 20% per year commencing one year after date of grant.

(7)	Option granted on 1/1/05 and 2,000 shares vested on 5/31/07, 5/31/08 and 5/31/09 due to certain performance criteria being met. Does not include 2,000 shares which lapsed as of 3/1/06 as a result of performance criteria not having been met. In February 2010 it was determined that 2,000 shares which were due to vest on 5/31/10 will lapse as performance criteria were not met.

(8)	Option granted 1/1/06 and shares will vest at the rate of 20% per year due to certain performance criteria being met as of 3/1/07.

(9)	Option granted 1/1/07 and shares will vest at the rate of 20% per year due to certain performance criteria being met as of 3/1/08.

(10)	Option granted 1/1/2009 and the shares were to have vested at the rate of 20% per year if certain performance criteria were met as of 3/1/10. In February 2010 it was determined the option will lapse as performance criteria were not met.

(11)	Option granted 2/16/06 and shares will vest at the rate of 20% per year due to certain performance criteria being met as of 3/1/07.

(12)	Options granted on 6/12/00 and shares vested at a rate of 20% per year commencing one year after date of grant.

(13)	Option granted 1/29/07 and provides that shares will vest at the rate of 25% per year if certain performance criteria were met as of 1/22/09, with the first vesting date being 3/1/09. In February 2009 it was determined that 50% of the shares will vest and the remaining shares will lapse as certain performance criteria were not met.

(14)	Restricted Stock awarded 1/29/07 and shares vest at a rate of 20% per year commencing 1/22/08.

(15)	Option granted 3/13/09 and provides that shares vest at the rate of 33 1/3% on March 1 in each of the years 2011, 2012 and 2013, contingent on certain performance criteria being met and Mr. Lance’s continued employment with the Company.

(16)	Option granted 1/1/05 and shares vest at the rate of 20% per year commencing one year after the date of grant.

The following sets forth, as of December 26, 2009, information regarding options exercised by the named executive officers during the fiscal year ended December 26, 2009, as well as information regarding the value realized on such exercise. Other than Mr. Lance, none of the named executive officers have been granted any restricted stock awards.

OPTION EXERCISES BY EXECUTIVE OFFICERS
DURING FISCAL YEAR ENDED DECEMBER 26, 2009

No. of Shares
	Acquired on	Value Realized on
Name	Exercise (#)	Exercise ($)

Martin F. Roper	163,263	$4,336,468
William F. Urich	—	—
C. James Koch	—	—
Robert H. Hall	—	—
Thomas W. Lance	—	—
John C. Geist	7,700	$151,463

Employment Contracts; Termination of Employment and Change-in-Control Arrangements

A Stockholder Rights Agreement between the Company and its initial stockholders provides that, so long as C. James Koch remains an employee of the Company (i) he will devote such time and effort, as a full-time, forty (40) hours per week occupation, as may be reasonably necessary for the proper performance of his duties and to satisfy the business needs of the Company, (ii) the Company will provide Mr. Koch benefits no less favorable than those formerly provided to him by the Boston Beer Company Limited Partnership, and (iii) the Company will purchase and maintain in effect term life insurance on the life of Mr. Koch. Further, all employees of the Company, including each of the named executive officers, are required to enter into a non-competition agreement with the Company which prohibits the employee from accepting employment with a competitor for a period of one year after leaving the Company. Nevertheless, all employees of the Company are employed “at-will.”

With the exception of the option granted to Martin Roper on January 1, 2008, which is subject to acceleration pursuant to a defined schedule in the event of a change of ownership of the Company’s Class B Stock, all options granted under the EEIP, including those granted to the named executive officers, become immediately exercisable in full in the event that C. James Koch and/or members of his family cease to control a majority of the Company’s issued and outstanding Class B Common Stock. In addition, the option granted to Mr. Roper on June 28, 2005 provided for partial accelerated vesting in the event of Mr. Roper’s death or total disability or termination of employment by the Company not for cause prior to May 1, 2008. This provision has now lapsed.

REPORT OF THE AUDIT COMMITTEE (2)

The Audit Committee of the Board of Directors reviews the Company’s auditing, accounting, financial reporting and internal control functions and selects and engages the Company’s independent registered public accounting firm. In discharging its duties, the Audit Committee reviews and approves the scope of the annual audit and non-audit services to be performed by the independent registered public accounting firm and the independent registered public accounting firm’s audit and non-audit fees. The Audit Committee also reviews the audited financial statements to be included in the Annual Report on Form 10-K for filing with the Securities and Exchange Commission (“SEC”); meets independently with the Company’s manager of internal audit, independent registered public accounting firm and senior management; and reviews the general scope of the Company’s accounting, financial reporting, annual audit and internal audit programs and matters relating to internal control systems, as well as the results of the annual audit and interim financial statements, auditor independence issues, and has oversight of operational, governance and other risks that could adversely affect the Company’s business. The Audit Committee acts pursuant to an Audit Committee Charter, a copy of which is available on the Company’s website at www.bostonbeer.com.

The Audit Committee of the Board of Directors is composed of three directors, each of whom qualifies as independent under the current listing standards of the New York Stock Exchange and applicable SEC rules and regulations. In addition, the Board of Directors has determined that each member of the Audit Committee qualifies as an “audit committee financial expert” in accordance with applicable SEC rules based on their relevant experience. Mr. Cummin served for many years as a partner in a venture capital firm where he had extensive experience in assessing the performance of companies and evaluating their financial statements, and served for several years on an audit committee of another publicly-held company. Mr. Tanner, who joined the Audit Committee in December 2007, also has many years experience in senior management positions where he supervised primary operational financial officers of large food and agricultural companies. Mr. Valette, who joined the Audit Committee in August 2004, worked as a securities analyst for several years and has served as CEO of two companies where he supervised the primary financial officers. He currently serves as a member of the audit committees of two other publicly-held companies and is Chairman of the Finance Committee of one of those companies as well.

 (2) The material in this report, including the Audit Committee Charter, is not “soliciting material,” is not deemed filed with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the Company’s independent registered public accounting firm, currently Ernst & Young LLP (“Ernst & Young”). The Audit Committee pre-approved all such audit and non-audit services provided by Ernst & Young during 2009. In 2008 and 2009, the services provided by Ernst & Young included audit services, audit-related services, tax services and other services and resulted in the fees set forth below:

•	Audit Fees. The Company estimates that it will pay audit fees to Ernst & Young in the amount of $450,600 for its audit of the Company’s 2009 annual financial statements and for quarterly reviews during the fiscal year ended December 26, 2009. Fees for the audit of the Company’s 2008 annual financial statements and quarterly reviews during the fiscal year ended December 27, 2008 totaled $548,000. These amounts include fees for the review and certification of the Company’s compliance with the provisions of Section 404 of the Sarbanes-Oxley Act of 2002.

•	Audit-Related Fees. The Company paid Ernst & Young $14,000 for audit-related services in 2009 and $16,600 for audit-related services in 2008.

•	Tax Fees. The Company paid Ernst & Young $540,505 for tax compliance and tax consulting services in 2009 and $253,585 for such services in 2008.

•	Other Fees. The Company paid no other fees to Ernst & Young during the 2009 and 2008 fiscal years.

During the course of 2009, the Audit Committee reviewed and discussed with both management and Ernst & Young the Company’s 2009 quarterly results and during the first quarter of 2010, the Audit Committee reviewed and discussed with both management and Ernst & Young the Company’s audited financial statements for the fiscal year ended December 26, 2009. In addition, throughout the year, the Audit Committee met with Ernst & Young regarding the Company’s internal controls and compliance with Section 404 of the Sarbanes-Oxley Act of 2002. The Audit Committee has discussed with Ernst & Young the matters required to be discussed by Statement of Auditing Standards (“SAS”) No. 61, “Communication with Audit Committees,” as amended by SAS No. 90, “Audit Committee Communications,” which provides that certain matters related to the conduct of the audit of the Company’s financial statements are to be communicated to the Audit Committee. The Audit Committee has received the written disclosures and the letter from Ernst & Young required by Independence Standards Board Standard No. 1 relating to the accountant’s independence from the Company, has discussed with Ernst & Young its independence from the Company, and has considered the compatibility of non-audit services provided by Ernst & Young with Ernst & Young’s required independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Company’s Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 26, 2009.

Audit Committee:
Pearson C. Cummin, III, Chairman
Gregg A. Tanner
Jean-Michel Valette

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Ernst & Young LLP (“Ernst & Young”) were engaged as the Company’s independent auditors to serve as its independent public accountants to audit the Company’s financial statements for the 2008 and 2009 fiscal years.

Neither the report of Ernst & Young on the Company’s financial statements for 2008 nor its report on the Company’s financial statements for 2009 contained an adverse opinion or disclaimer of opinion, nor were such reports qualified or modified as to uncertainty, audit scope or accounting principles.

During the Company’s two most recent fiscal years, there were no disagreements with Ernst & Young on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to such accountants’ satisfaction, would have caused such accountants to make reference to the subject matter of the disagreement in connection with its reports; and there were no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K promulgated by the Securities and Exchange Commission.

During the Company’s two most recent fiscal years and through the date of engagement, the Company did not consult Ernst & Young with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that Ernst & Young might render on the Company’s financial statements.

Representatives of Ernst & Young are expected to be present at the annual meeting, will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s officers and Directors and persons owning more than ten percent (10%) of the outstanding Class A Common Stock of the Company to file reports of ownership and changes in ownership with the SEC. Officers, Directors and greater than ten percent (10%) holders of Class A Common Stock are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

The Company believes that during the fiscal year ended December 26, 2009 all Section 16(a) filing requirements applicable to its officers, directors, and beneficial owners of greater than ten percent (10%) of its Common Stock were complied with, with the exception of Messrs. John Geist, David Grinnell, Charles Koch and William Urich, who were each late in filing a Form 4 due to inadvertence. In making this statement, the Company has relied upon examination of the copies of Forms 3, 4 and 5, and amendments thereto, provided to the Company and the written representations of its directors, executive officers and 10% stockholders.

TRANSACTIONS WITH RELATED PERSONS

The Board of Directors has adopted policies and procedures for the disclosure, review and approval of any transaction in which the Company or one of its subsidiaries is a participant and in which any “related person” (director, executive officer or their immediate family members, or shareholders owning 5% or more of the Company’s outstanding stock) has a direct or indirect material interest. The policy requires that transactions involving a related person be reviewed and approved in advance by the Audit Committee of the Board of Directors. Under the Company’s Code of Business Conduct and Ethics, officers, directors and employees of the Company are required to report proposed related party transactions to the Company’s Compliance Officer, who will bring applicable transactions to the attention of the Audit Committee. The Company is not aware of any transaction required to be reported under Item 404(a) of Regulation S-K promulgated by the Securities and Exchange Commission since the beginning of its 2009 fiscal year where the foregoing policies and procedures did not require review, approval or ratification of such transaction or where such policies and procedures were not followed. Since the beginning of the last fiscal year, the Company has had no transactions, nor does it currently have any proposed transactions, in which it was or is to be a participant in which any related person had or will have a direct or indirect material interest.

DEADLINES FOR SUBMISSION OF STOCKHOLDER PROPOSALS

Stockholders interested in submitting a proposal for inclusion in the proxy materials for the Annual Meeting of Stockholders to be held in 2011 may do so by following the procedures set forth in Rule 14a-8 of the Securities Exchange Act of 1934, as amended. To be eligible for inclusion, stockholder proposals must be received at the Company’s principal executive offices in Boston, Massachusetts on or before December 13, 2010.

If a stockholder wishes to present a proposal at the 2011 Annual Meeting of Stockholders but not have it included in the Company’s proxy materials for that meeting, the proposal must be received by the Company no later than March 7, 2011 and must relate to subject matter which could not be excluded from a proxy statement under any rule promulgated by the Securities and Exchange Commission.

OTHER MATTERS

Management knows of no matters which may properly be and are likely to be brought before the meeting other than the matters discussed herein. However, if any other matters properly come before the meeting, the persons named in the enclosed proxy will vote in accordance with their best judgment.

10-K REPORT

A COPY OF AN ANNUAL REPORT ON FORM 10-K, INCLUDING THE FINANCIAL STATEMENTS AND SCHEDULES THERETO, REQUIRED TO BE FILED WITH THE SEC FOR THE COMPANY’S MOST RECENT FISCAL YEAR, MAY BE FOUND ON THE COMPANY’S WEBSITE, www.bostonbeer.com. IN ADDITION, THE COMPANY WILL PROVIDE EACH BENEFICIAL OWNER OF ITS SECURITIES WITH A COPY OF THE ANNUAL REPORT WITHOUT CHARGE, UPON RECEIPT OF A WRITTEN REQUEST FROM SUCH PERSON. SUCH REQUEST SHOULD BE SENT TO THE INVESTOR RELATIONS DEPARTMENT, THE BOSTON BEER COMPANY, INC., ONE DESIGN CENTER PLACE, SUITE 850, BOSTON, MA 02210.

VOTING PROXIES

The Board of Directors recommends an affirmative vote for all nominees specified herein. Proxies will be voted as specified. If signed proxies are returned without specifying an affirmative or negative vote, the shares represented by such proxies will be voted in favor of the nominees.

By order of the Board of Directors

C. James Koch,
Secretary/Clerk

Boston, Massachusetts
April 12, 2010

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.
We encourage you to take advantage of Internet or telephone voting.
Both are available 24 hours a day, 7 days a week.
Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day.

INTERNET
http://www.proxyvoting.com/sam
THE BOSTON BEER COMPANY, INC.	Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.

OR

TELEPHONE
1-866-540-5760
Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.
Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

WO# 71187	Fulfillment# 71201
▼ FOLD AND DETACH HERE ▼

Please mark your votes as	☒
indicated in this example

TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS’ RECOMMENDATION, SIGN AND DATE THIS CARD IN THE SPACE BELOW. NO BOXES NEED TO BE CHECKED

	FOR	WITHHOLD
	ALL	FOR ALL	*EXCEPTIONS

1. ELECTION OF CLASS A DIRECTORS	☐	☐	☐	PLANNING TO ATTEND? Please help our planning efforts by letting us know if you expect to attend the Annual Meeting. Please call 800-372-1131 ext. 5050.

Nominees:
01 David A. Burwick
02 Pearson C. Cummin, III					YES
03 Jean-Michel Valette
				and check the box to the right	☐
(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box and write that nominee’s name in the space provided below.)

*Exceptions

Mark Here for	☐
Address Change
or Comments
SEE REVERSE

Signature	Signature	Date

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Admission Ticket
THE BOSTON BEER COMPANY, INC.
2010 ANNUAL MEETING
Wednesday, May 26, 2010
9:00 A.M.
The Brewery
30 Germania Street
Boston, MA 02130
DIRECTIONS TO THE BREWERY
FROM THE SOUTH OF BOSTON
Take 93N to exit 18 (Mass Ave and Roxbury Exit). Go straight down Melnea Cass Blvd toward Roxbury. Once on Melnea Cass Blvd you will go through seven lights. At the eighth light take a left on Tremont St (Landmark: Northeastern University and Ruggles T Station will be on your right when you turn onto Tremont St. Note: Tremont St eventually becomes Columbus Ave). Follow Tremont St through seven lights. Take a right on Amory St (Landmark: look for a big, powder blue Muffler Mart shop on the right - directly after Centre Street). Follow Amory St through 2 lights. After the 2nd light take a left on Porter St (Landmark: Directly after Boylston St). Go to the end of Porter St and the Brewery is on the right.
FROM THE NORTH OF BOSTON
Take 93S to exit 18 (Mass Ave and Roxbury exit)
and follow the above directions.
FROM THE SUBWAY
Take the Orange Line outbound toward Forest Hills. Exit at the Stony Brook stop. Above ground take a left onto Boylston St. Take your first right onto Amory St. Then take your first left onto Porter St to Brewery gate (the Brewery will be at the end of Porter St on your right).

Important notice regarding the Internet availability of proxy materials for the Annual Meeting.
The Proxy Statement and the 2009 Annual Report to Stockholders are available at:
http://www.proxyvoting.com/sam
▼ FOLD AND DETACH HERE ▼
THE BOSTON BEER COMPANY
PROXY – Annual Meeting of Stockholders – May 26, 2010
CLASS A COMMON STOCK
     The undersigned, a stockholder of The Boston Beer Company, Inc., does hereby appoint C. James Koch and Frederick H. Grein, Jr., or either of them, acting singly, the undersigned’s proxy, with full power of substitution, to appear and vote at the Annual Meeting of Stockholders, to be held on Wednesday May 26, 2010 at 9:00 A.M. local time, or at any adjournments thereof, upon such matters as may come before the Meeting.
     THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.
     The undersigned hereby instructs said proxy, or his substitute, to vote as specified on reverse side on the following matters and in accordance with his judgment on other matters which may properly come before the Meeting.
(Continued and to be marked, dated and signed, on the other side)

Address Change/Comments
(Mark the corresponding box on the reverse side)

BNY MELLON SHAREOWNER SERVICES
P.O. BOX 3550
SOUTH HACKENSACK, NJ 07606-9250

wo#	Fulfillment#
71187	71201